Exhibit 23.1

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants	322 Route 46 West
Parsippany, NJ 07054
Tel: (973) 882-8810
Fax: (973) 882-0788
www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the use in the Amendment No. 7 to Registration Statement (Form S-1/A) pertaining to the registration of 687,106 shares of common stock of JPAK Group, Inc., of our report dated September 9, 2008 (Except for Note 18 and 19 as to which the date is December 11, 2008) with respect to the financial statements of JPAK Group, Inc. for the years ended June 30, 2008 and 2007, and our report dated November 4, 2008 with respect financial statements of JPAK Group, Inc. for the quarters ended September 30, 2008 and 2007. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

/s/ Patizio & Zhao, LLC
Patrizio & Zhao, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey
December 11, 2008